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                                                   THE CHARLES SCHWAB CORPORATION


                                                                                                                        Exhibit 12.1

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                            (Unaudited)

                                                                                    Three Months Ended           Six Months Ended
                                                                                         June 30,                    June 30,
                                                                                    2005          2004          2005          2004
                                                                                  --------      --------      --------      --------

Earnings from continuing operations before taxes on earnings                       $ 303         $ 169         $ 549         $ 413

Fixed charges
   Interest expense:
     Brokerage client cash balances                                                   94            15           175            30
     Deposits from banking clients                                                    51            23            90            50
     Long-term debt                                                                    8             8            17            16
     Short-term borrowings                                                             9             3            15             5
     Other                                                                             5             2             8             4
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         Total                                                                       167            51           305           105
   Interest portion of rental expense                                                 15            21            34            42
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     Total fixed charges (A)                                                         182            72           339           147
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Earnings from continuing operations before taxes on earnings and fixed
   charges (B)                                                                     $ 485         $ 241         $ 888         $ 560
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Ratio of earnings to fixed charges (B) / (A) (1)                                     2.7           3.3           2.6           3.8

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Ratio of earnings to fixed charges excluding brokerage and banking client
   interest expense (2)                                                              9.2           6.0           8.4           7.2
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings and fixed charges. "Fixed charges" consist of  interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest expense incurred in connection with both  payables to brokerage clients  and deposits from banking  clients is completely offset by interest revenue on related investments and loans, the Company considers such interest  to be an operating expense.  Accordingly, the ratio of earnings to fixed charges excluding brokerage  and banking client interest expense reflects the elimination of such interest expense as a fixed charge.


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